Launch Update: Jean-Michel Basquiat (Top Artist | Globally Exhibited Painting) Inbox ×

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M LAUNCHING NOW
JEAN-MICHEL
BASQUIAT
INVEST NOW



#1 for 4 Years Running

TOP SELLING ARTIST

Basquiat was the top-selling contemporary artist at auction (b. 1945 to 1974) for four years in a row (2021-2024), with more than $900 million in sales over that period.


Sotheby's
Sotheby's

Established Track Record

NEAR 100% APPRECIATION RATE AT AUCTION

According to our data, Basquiat works have gone up in value 96% of the time when resold at auction (across 100 repeat sales from '96-'24).



Worldwide Museum Tour

EXHIBITED GLOBALLY

This painting has been exhibited at museums around the world, including the Museum of Fine Arts Boston, the Centro Cultural Banco Do Brasil, and the Montreal Museum of Fine Arts.

INVEST NOW

Important Disclosures

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make sales after an offering statement has been filed, and "qualified" by, the SEC. As such, no offer consideration is currently being solicited or accepted and any such offers may be revoked before notice of SEC qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

We endeavor to include all relevant works and transactions in our analyses, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Any comparative images are not currently live offerings and are provided for educational purposes only.

Museum affiliation with artist/artwork not an endorsement of Masterworks.

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